Exhibit 10.5
LOAN AGREEMENT
     THIS AGREEMENT (“Agreement”) is made effective as of the ___ day of                     , 2005, by and among PETER E. JULIAN (“Julian”),                                         , an Ohio                                          (“Company”), and the undersigned investor (“Investor”).
     WHEREAS, the parties hereto understand and acknowledge that: (a) Investor and other persons and entities have previously made one or more loans (“Investor Notes”) to the Company and/or other related entities in which Julian has an interest (“Variable Interest Entities”); (b) the Company and the other Variable Interest Entities are currently without sufficient assets or income to pay the principal and interest owed to Investor under the Investor Notes; (c) Julian has made certain interest and/or principal payments due under the Investor Notes out of his personal resources for several months, and his personal resources are essentially depleted; (d) the Company plans to acquire certain Class C Preferred Units of Performance Home Buyers, LLC, an Ohio limited liability company (“PHB LLC”), in amounts equal to the Investor Notes issued by the Company in exchange for a promissory note issued to PHB LLC by the Company; and (e) Julian will personally guarantee the promissory note issued to PHB LLC.
     NOW THEREFORE, inconsideration of the mutual promises, agreements, covenants, representations and warranties set forth herein, the parties do hereby agree as follows:
     1. Amendment of Investor Notes. The Investor Notes will be and hereby are, without further act or deed, amended so as to: (a) extend the maturity date of the Investor Notes to May 15, 2010; (b) add all accrued but unpaid interest due under the Investor Notes through the date hereof into the principal amount of such Investor Notes; (c) adjust the interest rate on such Investor Notes to five percent (5%) per annum simple interest; (d) release any and all mortgages, security interests and other collateral issued with respect to the Investor Notes; (e) adjust the payment schedule so that accrued interest only is payable quarterly on the 15th day of February, May, August and November, commencing August 15, 2005; and (f) adjust the payment schedule so that principal is payable at any time on or before the maturity date of the Investor Notes at the option of the Company, without prepayment penalty. The Investor agrees that the terms of the amended Investor Notes are as set forth in the Note Holder Disclosure Statement of even date herewith. The Investor agrees that any and all prior acts of default under the Investor Notes are considered cured, and that the Investor shall not bring any legal action with respect to the Investor Notes so long as the parties hereto are not in default of their respective obligations under the Investor Notes and this Agreement. Except as otherwise provided herein, the terms set forth in the Investor Notes shall remain in full force and effect.

     2. Issuance of Class C Units. The Company will acquire Class C Preferred Units (“Class C Units”) of PHB LLC. By their terms, the Class C Units pay distributions quarterly at a annual rate of five percent (5%). The Class C Units will have priority as to payment over the Common Units of PHB LLC, but will be subordinate to other Preferred Units currently existing or to be issued in the future and any debts or other liabilities of PHB LLC. The Class C Units will be redeemable at any time and from time to time without penalty by PHB LLC, but will not have a definite redemption date. The amount of Class C Units to be acquired by the Company will be equal to the aggregate amount of unpaid principal (including accrued but unpaid interest due through the date hereof) under the Investor Notes issued by the Company.
     3. Payment for Class C Units. The Company will acquire the Class C Units from PHB LLC in exchange for a promissory note issued to PHB LLC by the Company (“PHB Note”). The Company Note shall bear interest at the annual rate of five percent (5%). Interest only under the Company Note shall be payable quarterly. The principal due under the Company Note may be payable at any time and from time to time without penalty, but shall be paid in full on or before May 30, 2010 unless such maturity date is extended with the consent of PHB LLC. Julian will personally guarantee full and timely payment of the Company Note. Full and timely payment of the Company Note will also be secured by a pledge of the Class C Units by the Company to PHB LLC.
     4. Representations of Julian and Company. Julian and the Company jointly and severally represent and warrant to the Investor as follows:
          (a) Issuance of Class C Units: PHB LLC has agreed to issue Class C Units to the Company under the terms described herein.
          (b) Contributions from Julian to Company and VIEs. Within three (3) business days after Julian receives distribution of cash from PHB LLC with respect to his common membership units of PHB LLC, so long as there is any unpaid interest or principal outstanding under any of the Investor Notes, Julian will make a cash distribution (“Cash Contribution”) to the Company and/or the other Variable Interest Entities.
          (c) Percentage of Contribution to Company and VIEs. In the event the amount of the Cash Contribution to be made to the Company and the other Variable Interest Entities is not sufficient at the time it is received to pay all of the accrued interest and principal due to all of the holders of Investor Notes issued by the Company and all of the other Variable Interest Entities, then the percentage of such Cash Contribution which will be contributed to the Company shall be equal to the total balance of Investor Notes issued by the Company as compared to the total balance of the Investor Notes issued by the Company and all of the other Variable Investor Entities.
          (d) Priority of Contribution Payments. The Company will use any Cash Contribution received from Julian as follows: (i) first, to make payments of interest due on the Company Note; (iii) second, to make payments to pay-off the principal on the

Company Note; (iii) third, to make payments of interest due on its Investor Notes; and (iv) fourth, to make payments to pay-off the principal on its Investor Notes.
          (e) Priority of Class C Unit Distributions. The Company will use any Class C Unit distributions received from PHB LLC (“Class C Unit Distributions”) as follows: (i) first, to make payments of interest due on the Company Note; (iii) second, to make payments to pay-off the principal on the Company Note; (iii) third, to make payments of interest due on its Investor Notes; and (iv) fourth, to make payments to pay-off the principal on its Investor Notes.
          (f) Cash Redemptions from PHB LLC. Within three (3) business days after the Company receives any cash redemption payment (“Cash Redemption Payment”) from PHB LLC with respect to the Class C Units, as permitted by the terms of the Class C Units, so long as there is any unpaid interest or principal outstanding under the Company Note or its Investor Notes, the Company will use such Cash Redemption Payment to pay-off the interest and principal due under the Company Note and/or its Investor Notes.
          (g) Payments to Investors. In the event the amount of any Cash Contribution, Class C Unit Distributions, or Cash Redemption Payment received by the Company is not sufficient at the time it is received to pay all of the accrued interest and principal due to all of the holders of Investor Notes issued by the Company, then such amount shall be paid to the holders of the Investor Notes issued by the Company as follows: (i) first to pay any accrued interest due and owing under such Investor Notes to each holder of such Investor Notes on a pro rata basis (based on the relative amount of accrued interest due and owing to such holder as compared to the amount of accrued interest due and owing to all holders); and (ii) only after all accrued interest due and owing under such Investor Notes has been paid to all holders of such Investor Notes, then to pay principal due under such Investor Notes to each holder of such Investor Notes on a pro rata basis (based on the relative unpaid principal balance of such Investor Notes held by such holder as compared to the unpaid principal balance of such Investor Notes held by all holders).
     5. Representations of Investor. The Investor represents and warrants to the Company and Julian that:
          (a) Investor has received and reviewed the Disclosure Statement and Addendum to Disclosure Statement of even date herewith and the attached financial statements of the Company and of PHB LLC. Investor agrees to return to Company or PHB LLC, as the case may be, all copies of theses documents in the event Investor does not execute this Agreement.
          (b) The Investor has been afforded the opportunity to ask questions of Julian and the Company concerning the transactions contemplated by this Agreement and has received and reviewed the information requested.

          (c) Investor has consulted with or has had the opportunity to consult with his or her attorney, accountant and/or personal financial, business and tax advisor concerning the transactions contemplated by this Agreement, or has such knowledge and experience in financial and business matters that the Investor is capable of evaluating such transactions alone.
          (d) Investor acknowledges and agrees that it currently does not have any claims against PHB LLC and hereby waives any and all future claims, demands, damages, liabilities, actions, causes of actions, or suits for money damages or equitable relief, known and unknown, including those based on any third party beneficiary theory claims, which Investor may now have or may ever have against PHB LLC arising out of, or in any way related to the Investor Notes.
     6. Other Documents. The parties hereto agree to prepare, execute, record and/or file such other instruments, agreements and other documents as are necessary or desirable to consummate the transactions contemplated by this Agreement.
     7. Confidentiality. The parties hereto shall not discuss, disclose, publish or otherwise reveal with or to any party other than their attorney, accountant or other personal financial, business and tax advisor any aspect of the Investor Notes, this Agreement, the Disclosure Statement, the Addendum to the Disclosure Statement, the transactions contemplated by this Agreement or other dealings between the parties hereto related to this Agreement or the Investor Notes.
     8. Counterparts. This Agreement may be signed in multiple counterparts, each of which when taken together shall constitute one and the same agreement. It is anticipated that all holders of Investor Notes will execute a copy of this Agreement or a substantially similar agreement. Unless the Company waives such requirement in its sole discretion, which may be accomplished without notice to the holders of Investor Notes, all of the transactions contemplated by this Agreement are contingent upon all or substantially all of the holders of Investor Notes executing this Agreement or a substantially similar agreement on or before June 29, 2005.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with Ohio law. All parties hereto agree to venue and jurisdiction of any dispute hereunder in Montgomery County, Ohio.
     10. Binding Effect. All of the terms, covenants and conditions herein contained shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns; provided, however, that any transfer of any interest herein in violation of any of the provisions hereof shall confer no rights upon the transferees.
     11. Notices. Except where expressly provided otherwise in this Agreement, whenever it is provided in this Agreement that notice, demand, request or other communication shall be given to or served upon any of the parties hereto by another, any such notice, demand, request or communication shall be in writing and personally delivered or sent by certified or registered mail, return receipt requested, addressed to such party at the last known address of the party as shown on the Company’s records or to such other place or attention as any party shall specify by notice. Such demand, notice, request or communication shall be effective for the purpose hereof only when and if so personally delivered or mailed, as the case may be.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

COMPANY:	JULIAN:

Peter E. Julian, Individually
By:

Peter E. Julian
Its:

INVESTOR:

Print Name of Investor

Print Name and Title of Signer (if Investor is not an Individual)

Signature

NOTEHOLDER DISCLOSURE STATEMENT
This Statement is made a part of, and attached to, a Loan Agreement which sets forth a summary of the re-negotiated terms of a loan between                      (Noteholder) and                      (Borrower).

Original Principal Amount:

Original Loan Date:

Original Interest Rate:

Original Maturity Date:

Remaining Unpaid Principal:

Remaining Unpaid Interest:

New Principal Amount:	(Unpaid Principal plus Unpaid Interest)

New Interest Rate:

New Maturity Date:

New Payment Terms: Interest-only to be paid Quarterly, principal balance due at maturity unless repaid earlier. No pre-payment penalty. First interest payment is due on:
This Statement fairly represents the balances due to the Noteholder, and the re-negotiated terms and repayment obligation of the Borrower.

Noteholder (or agent for):		Date:

Borrower:	Date:

By: